UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )

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☐     Soliciting Material Pursuant to §240.14a-12

E*TRADE FINANCIAL CORPORATION
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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135 East 57th Street
New York, New York  10022

Dear Stockholder:

Below are details of important and timely matters that require your immediate attention.

You are cordially invited to attend a Special Meeting of Stockholders of E*TRADE Financial Corporation (“E*TRADE,” “we,” “us” or the “Company”) that will be held on [  ], August [  ], 2009, at 9 a.m., local time, at Doral Arrowwood Conference Center, 975 Anderson Hill Road Rye Brook, NY 10573.

E*TRADE has called this Special Meeting to ask our stockholders to vote upon a series of proposals which will permit us to:

(1)
complete a debt exchange for up to approximately $1.7 billion of our outstanding debt securities (the “Debt Exchange”) which is key to our plan to strengthen the Company’s capital structure by increasing equity and reducing our debt burden, and

(2)	engage in additional transactions, as needed, to further strengthen the Company’s capital structure in the future.

We believe that these transactions are not only in the best interest of all of our stockholders, but also critical to the immediate future of the Company.  The Company has adopted and is implementing a plan to strengthen its capital structure by raising cash equity primarily to support E*TRADE Bank and to reduce the Company’s debt burden.  We completed the first step of our plan on June 24, 2009 when we closed a public offering of our common stock and raised nearly $600 million.  The next step is completion of the Debt Exchange for which we need your support.

Because one of the proposals requires the affirmative vote of a majority of all outstanding shares of E*TRADE common stock, we urge you to vote your shares so that we can complete the Debt Exchange as soon as possible.  If the proposals to complete the Debt Exchange are not approved and the proposed transactions are not completed, we may be unable to strengthen the Company’s capital structure and could face negative regulatory consequences, such as a public supervisory action by our primary regulator.  These consequences could have a material negative effect on our business and financial condition and the value of our common stock.

On June 22, 2009 we commenced the Debt Exchange in which we are offering to exchange up to approximately $1.7 billion of our outstanding debt securities for an equivalent amount of newly-issued convertible debentures due 2019 (the “Debentures”).  The Debt Exchange will significantly reduce our debt burden by materially reducing interest costs, lengthening the weighted-average maturities of our indebtedness and potentially reducing our repayment obligations to the extent that holders of the Debentures convert rather than hold to maturity. We are seeking approval to increase the amount of common stock authorized for issuance, a portion of which is required to complete the Debt Exchange, and a portion of which may be used to conduct future debt exchange transactions.  The remainder may be available for general corporate purposes.  In order to complete the Debt Exchange and future debt exchanges, stockholder approval of the proposals described in this Proxy Statement is required.  We need your vote to approve this important measure.

Citadel Investment Group L.L.C (“Citadel”), our largest stock and bond holder has tendered approximately $1.230 billion aggregate principal amount of the notes owned by it in the Debt Exchange and has agreed to vote in favor of Proposals 1, 2 and 3 described in this proxy statement.

At the Special Meeting, holders of the Company’s common stock will be asked to consider and vote on proposals to:

•	amend E*TRADE’s Restated Certificate of Incorporation to increase the number of authorized shares of common stock from 1,200,000,000 to 4,000,000,000;

•	approve the issuance of Debentures in the Debt Exchange and the issuance of common stock issuable upon conversion of the Debentures under the applicable provisions of NASDAQ Marketplace Rule 5635;

•
approve the potential issuance of common stock, or securities convertible into or exchangeable or exercisable for common stock, in connection with future debt exchange transactions in an amount up to 365 million shares; and

•	grant management the authority to adjourn, postpone or continue the Special Meeting.

OUR BOARD HAS APPROVED THE FOREGOING PROPOSALS AND RECOMMENDS THAT OUR STOCKHOLDERS VOTE FOR THE PROPOSALS LISTED ABOVE.

At the Special Meeting, holders of the Company’s common stock also will be asked to consider and vote on a non-binding resolution concerning whether we should retain our Stockholder Rights Plan until its scheduled expiration on July 9, 2011 or terminate the Stockholder Rights Plan.  OUR BOARD MAKES NO RECOMMENDATION TO OUR STOCKHOLDERS REGARDING THIS PROPOSAL.

Please read the attached proxy statement carefully for information about the matters you are being asked to consider and vote upon.  Whether or not you attend the Special Meeting in person, I urge you to promptly vote your proxy as soon as possible via the Internet, by telephone or by mail using the enclosed postage-paid reply envelope.  If you decide to attend the Special Meeting and vote in person, you will, of course, have that opportunity.

Thank you for your continued support of E*TRADE.

Sincerely,

Donald H. Layton
Chairman of the Board and Chief Executive Officer

----------------
Notice of Special Meeting of Stockholders
to Be Held [  ], August [ ], 2009
----------------

TO OUR STOCKHOLDERS:

You are cordially invited to attend a Special Meeting of Stockholders of E*TRADE Financial Corporation (“E*TRADE,” “we,” “us” or the “Company”), which will be held at Doral Arrowwood Conference Center, 975 Anderson Hill Road Rye Brook, NY 10573, at 9 a.m. local time on [  ], August [ ], 2009, for the following purposes:

1.
To amend Article FOURTH of the Company’s Restated Certificate of Incorporation to increase the number of authorized shares of common stock, par value $0.01, from 1,200,000,000 to 4,000,000,000 (and, correspondingly, increase the total number of authorized shares of capital stock from 1,201,000,000 to 4,001,000,000);

2.
To approve under the applicable provisions of NASDAQ Marketplace Rule 5635 the issuance of Class A Senior Convertible Debentures due 2019 and Class B Senior Convertible Debentures due 2019 (and the issuance of common stock issuable upon conversion of the Class A Senior Convertible Debentures due 2019 and Class B Senior Convertible Debentures due 2019) in connection with the proposed debt exchange transaction described in the attached proxy statement;

3.
To approve under the applicable provisions of NASDAQ Marketplace Rule 5635 the potential issuance of common stock, or securities convertible into or exchangeable or exercisable for common stock, in connection with future debt exchange transactions described in the attached proxy statement in an amount up to 365 million shares;

4.	To grant management the authority to adjourn, postpone or continue the Special Meeting.

The Board of Directors recommends stockholders vote FOR proposals 1, 2, 3 and 4 set forth above.

At the Special Meeting, holders of the Company’s common stock also will be asked to consider and vote on a non-binding resolution concerning whether the Company should retain its Stockholder Rights Plan until its scheduled expiration on July 9, 2011 or terminate the Stockholder Rights Plan.  Our Board of Directors makes NO RECOMMENDATION to our stockholders regarding this advisory resolution.

The Board of Directors has fixed the close of business on June 26, 2009 as the record date for determining those stockholders entitled to vote at the Special Meeting.  The stock transfer books will not be closed between the record date and the date of the Special Meeting.

All stockholders of record on June 26, 2009 are invited to attend the Special Meeting.  No ticket is required for admission.  For security purposes, however, to gain admission to the Special Meeting, you will be required to present identification containing a photograph and some indication that you are a stockholder.  Packages and bags may be inspected, and they may have to be checked at the door.  In addition, other security measures may be used for the security of those attending the Special Meeting.  Please plan accordingly.

Representation of at least a majority of all outstanding shares of common stock entitled to vote at the Special Meeting is required to constitute a quorum.  For that reason, it is important that your shares be represented at the Special Meeting.  WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND

RETURN IT IN THE ENCLOSED ENVELOPE.  This Proxy Statement is also available on the  Company’s website at http://www.etrade.com.  The Company encourages you to vote online.  Even if your shares are held in a bank or brokerage account, you still may be eligible to vote your shares online.  Your proxy may be revoked at any time prior to the time that the polls close and the vote is tallied.

Please read the proxy materials carefully.  Your vote is important, and E*TRADE appreciates your cooperation in considering and acting on the matters presented.

IMPORTANT

If you are a stockholder, whether or not you expect to attend the Special Meeting in person, the Company urges you to vote your proxy at your earliest convenience via the Internet, by telephone or by mail using the enclosed postage-paid reply envelope.  This will ensure the presence of a quorum at the Special Meeting and will save the Company the expense of additional solicitation.  Sending in your proxy will not prevent you from voting your shares in person at the Special Meeting if you desire to do so.  Your proxy is revocable at your option in the manner described in the Proxy Statement.

Stockholders Should Read the Entire Proxy Statement Carefully
Prior to Returning Their Proxy Cards
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PROXY STATEMENT
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FOR SPECIAL MEETING OF STOCKHOLDERS OF E*TRADE FINANCIAL CORPORATION

To Be Held [  ], August [  ], 2009

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of E*TRADE Financial Corporation (“E*TRADE,” “we”, “us” or the “Company”) of proxies to be voted at a Special Meeting of Stockholders (the “Special Meeting”), which will be held at Doral Arrowwood Conference Center, 975 Anderson Hill Road Rye Brook, NY 10573, on [  ], August [  ], 2009 at 9 a.m. local time, or at any adjournments or postponements thereof, for the purposes set forth in the accompanying Notice of Special Meeting of Stockholders.  This Proxy Statement and the proxy card were first mailed to stockholders on or about [   ], 2009.  The principal executive offices of E*TRADE are located at 135 East 57th Street, New York, New York 10022.

GENERAL INFORMATION ABOUT VOTING

Who may vote and how many votes do I have?

Stockholders of record at the close of business on June 26, 2009 (the “Record Date”) may vote at the Special Meeting.  On that date there were 1,115,429,538 outstanding shares of the Company’s common stock, $0.01 par value per share (the “Common Stock”). All of the shares of the Company’s Common Stock held at the Record Date are entitled to vote at the Special Meeting.  Stockholders of record will have one vote for each share they hold on the matters to be voted on.

What am I voting on?

You are voting on the following matters:

•
To amend Article FOURTH of the Company’s Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock, par value $0.01, from 1,200,000,000 to 4,000,000,000 (and, correspondingly, increase the total number of authorized shares of capital stock from 1,201,000,000 to 4,001,000,000);

•
To approve under the applicable provisions of NASDAQ Marketplace Rule 5635 the issuance of Class A Senior Convertible Debentures due 2019 (the “Class A Debentures”) and Class B Senior Convertible Debentures due 2019 (the “Class B Debentures”, and together with Class A Debentures, the “Debentures”) (and the issuance of Common Stock issuable upon conversion of the Debentures) in connection with the proposed debt exchange transaction described in this proxy statement;

•
To approve under the applicable provisions of NASDAQ Marketplace Rule 5635 the potential issuance of Common Stock, or securities convertible into or exchangeable or exercisable for Common Stock, in connection with future debt exchange transactions described in the attached proxy statement in an amount up to 365 million shares;

•	Grant of authority to management to adjourn, postpone or continue the Special Meeting.

You are also being asked to cast an advisory vote on a non-binding resolution on whether the Company should retain its Stockholder Rights Plan until its scheduled expiration on July 9, 2011 or terminate the Stockholder Rights Plan.

How many votes are required to hold the Special Meeting and what are the voting procedures?

Quorum Requirement:  Delaware law and the Company’s Restated Certificate of Incorporation provide that any stockholder action at a meeting requires that a quorum exist with respect to that action.  A quorum for the actions to be taken at the Special Meeting will consist of a majority of all of the Company’s outstanding shares of Common Stock that are entitled to vote at the Special Meeting.  Therefore, at the Special Meeting, the presence, in person or by proxy, of the holders of at least 557,714,770 shares of Common Stock will be required to establish a quorum.   Stockholders of record who are present at the Special Meeting in person or by proxy and who abstain are considered stockholders who are present and entitled to vote, and will count towards the establishment of a quorum.  There is no separate quorum requirement for the advisory vote on the Stockholder Rights Plan.  This will include brokers holding customers’ shares of record who cause abstentions to be recorded at the Special Meeting.

Required Votes:  Each outstanding share of the Company’s Common Stock is entitled to one vote on each proposal at the Special Meeting.

•
Approval of Proposal 1 to amend the Company’s Restated Certificate of Incorporation requires the affirmative vote of a majority of the shares of Common Stock entitled to vote on the matter.  Accordingly, failure to vote, broker non-votes or an abstention will have the same effect as a vote against this proposal.

•
Approval of Proposals 2, 3 and 4 require the affirmative vote of a majority of the shares of Common Stock present at the Special Meeting and eligible to vote.  Accordingly, failure to vote and broker non-votes will not affect whether these proposals are approved, but an abstention will have the same effect as a vote against the proposals.

•
The outcome of the advisory vote on whether the Company should retain the Stockholder Rights Plan until its scheduled expiration on July 9, 2011 will not be binding on the Board of Directors.  Therefore, there is no “required vote” on this non-binding resolution.  Citadel has advised the Company that it will vote the shares of Common Stock it owns representing no more than 9.9% of the shares of Common Stock outstanding and entitled to vote at the Special Meeting to TERMINATE the Stockholder Rights Plan and has agreed contractually to vote the balance of the shares of Common Stock it owns in the same proportions as the votes cast by all other stockholders. The Board of Directors, in the exercise of its fiduciary duties, will consider the outcome of the advisory vote in determining whether to retain or terminate the Stockholder Rights Plan following such vote.

Broadridge Financial Solutions, Inc., the Company’s independent proxy tabulator, will count the votes and act as the inspector of election for the Special Meeting.

How do I vote?

You may vote in person by attending the Special Meeting or by proxy.  If you are a stockholder of record, you may vote by proxy through the Internet, by telephone or by mail.  You may follow the instructions on the proxy card or the instructions below for voting by one of these methods.

To vote through the Internet, please visit the website at www.ProxyVote.com before 11:59 p.m., New York City time on [  ], August [  ], 2009.  The Internet voting procedures are designed to authenticate the stockholder’s identity and to allow stockholders to vote their shares and confirm that their instructions have been properly recorded.  If you would like to receive future stockholder materials electronically, please enroll after you complete your voting process on www.ProxyVote.com.

Please help the Company save time by voting through the Internet or by telephone.  If your shares are held in “street name” by a broker or other nominee, you will receive instructions from the holder of record that you must follow in order to vote your shares.  WHETHER YOU PLAN TO ATTEND THE SPECIAL MEETING OR NOT, THE COMPANY ENCOURAGES YOU TO VOTE BY PROXY AS SOON AS POSSIBLE.

What does it mean if I receive more than one proxy card?

You may receive more than one proxy card depending on how you hold your shares.  You will receive a proxy card for shares registered in your name.  If you hold shares through someone else, such as a bank or broker, you may also receive material from them asking how you want to vote.  If your shares are registered differently and are in more than one account, you will receive more than one proxy card.  The Company encourages you to have all accounts registered in the same name and address whenever possible.

Can I change my vote or revoke my proxy?

You can revoke your proxy before the time of voting at the Special Meeting in several ways (the revocation must be received before the Special Meeting to be counted):

•	by mailing a revised proxy dated later than the prior proxy;

•	by voting again at the Internet website; or

•
by notifying the Corporate Secretary of the Company in writing that you are revoking your proxy.  The Corporate Secretary may be reached at the Company’s corporate offices located at 135 East 57th Street, New York, New York 10022.

You can also revoke your proxy by voting in person at the Special Meeting.

What happens if the Special Meeting is postponed or adjourned?

Your proxy will still be effective and may be voted at the rescheduled meeting.  You will still be able to change or revoke your proxy until it is voted.

Who pays for the solicitation of proxies?

The Company pays the cost of soliciting proxies.  The Company retained Morrow & Co., LLC (the “Solicitation Agent”), to assist with the solicitation of proxies for an estimated fee of $17,500 plus reasonable out-of-pocket expenses.  The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for sending proxy materials to stockholders and obtaining their votes.  In addition to solicitation by mail, proxies may be solicited personally or by telephone or electronic media by the Company’s regular employees.

Who do I call if I have questions?

If you have questions regarding the Special Meeting, please contact Morrow & Co, LLC, the Solicitation Agent for the Special Meeting.  Stockholders should call (800) 607-0088 and banks and brokerage firms should call (203) 658-9400.

Important Notice Regarding Delivery of Stockholder Documents

Only one copy of this proxy statement and set of accompanying materials, if applicable, is being delivered by the Company to multiple stockholders sharing an address until the Company receives contrary instructions from one or more of the stockholders. The Company will deliver, promptly upon written or oral request, a separate copy of such materials to a stockholder at a shared address to which a single copy of such materials was delivered. A stockholder who wishes to receive a separate copy of this proxy statement and accompanying materials now or in the future, or stockholders sharing an address who are receiving multiple copies of this proxy statement and accompanying materials and wish to receive a single copy of such materials, should submit a request to Morrow & Co., LLC, 470 West Avenue, 3rd Floor, Stamford, CT 06902 or call 800-607-0088.

OVERVIEW

Overview

The Company has adopted and is implementing a plan to strengthen the Company’s capital structure by raising cash equity primarily to support E*TRADE Bank and also to reduce the Company’s debt burden.  In furtherance of the plan, the Company has called the Special Meeting to ask its stockholders to support its plan to reduce the Company’s outstanding debt burden by (1) extending the maturity profile of its debt, (2) reducing the amount of interest expense the Company is required to pay in the future and (3) potentially decreasing the principal amount of debt outstanding by permitting holders of a portion of the Company’s existing high-yield debt securities (the “Outstanding Notes”) to convert into common equity if they participate in the Debt Exchange (as defined below) or other debt exchange transactions.  The proposed Debt Exchange described below and in Proposal 2 and the potential future debt exchange transactions described in Proposal 3 are important steps in meeting the Company’s objective of strengthening its capital structure.  In order to complete these transactions, it is necessary to increase the number of shares of Common Stock that the Company is authorized to issue as set forth in Proposal 1.  The matters to be voted on at this meeting are critical components of the Company’s capital plan.

The Company is a Savings and Loan Holding Company for E*TRADE Bank, its FDIC-insured thrift subsidiary, and both the Company and E*TRADE Bank are subject to regulation by the Office of Thrift Supervision (“OTS”) as their primary federal banking regulator. At May 31, 2009, E*TRADE Bank’s Tier 1 capital ratio was 6.07% and E*TRADE Bank’s risk-based capital ratio was 12.75%.  The OTS has advised the Company, and the Company agrees, that E*TRADE needs to raise additional equity capital for E*TRADE Bank and reduce substantially the amount of the Company’s outstanding debt in order to withstand any further deterioration in current credit and market conditions.  Pursuant to a memorandum of understanding the Company has entered into with the OTS, the OTS is requiring the Company to submit to the OTS and implement written plans to address these and related matters.  To address the concerns identified by the Company and the OTS, the Company has:

•
Raised nearly $600 million in cash.  On June 18, 2009, the Company sold 500 million shares of its Common Stock in a public offering (the “Public Equity Offering”) which closed on June 24, 2009.  The net proceeds to the Company from the sale of the shares of Common Stock in the Public Equity Offering were $522.6 million, after deducting underwriting discounts and commissions and estimated offering expenses.  When added to the net proceeds to date from the Company’s Equity Drawdown Program (described below) the Company has raised net cash equity of approximately $586 million in the second quarter of 2009.

•
Launched an offer to exchange up to $1.7 billion of the Company’s debt.  On June 22, 2009, the Company launched the Debt Exchange, completion of which is conditioned upon approval of Proposal 1 and Proposal 2.  If the conditions to the Debt Exchange are met, it will allow the Company to exchange up to approximately $1.7 billion of outstanding debt securities for an equivalent amount of newly issued convertible debentures which will not bear interest.  As of the expiration of the early tender period for the Debt Exchange, more than $1.8 billion of notes had been tendered, including an amount of 12.5% Springing Lien Notes due 2017 that exceeded the maximum amount sought by the Company and approximately 99% of the Company’s outstanding 8% Senior Notes due 2011.  Assuming that the Debt Exchange is approved by the Company’s stockholders and is completed, it will result in a significant reduction in annual debt service and significant lengthening of the weighted-average maturities of the Company’s debt.

The Company believes that the completion of these transactions would constitute substantial progress in addressing the most significant concerns raised by the OTS, although the OTS has offered no assurance that these transactions will be sufficient to address their concerns.  The Debt Exchange is a critical component of the Company’s plan and the Company needs stockholder approval to complete it. If the Company is unable to consummate the Debt Exchange, it will be substantially more likely to face negative regulatory consequences.  Regulatory consequences may take the form of a public supervisory action from the OTS. Such supervisory action could, among other things, result in the Company and E*TRADE Bank becoming subject to significant restrictions on their ability to develop new business, as well as restrictions on their existing business, and they could be required to raise additional capital and/or dispose of certain assets and liabilities within a prescribed period of time.  The terms of any public supervisory action by the OTS could have a material negative effect on the Company’s business and financial condition and the value of its Common Stock.  The Company and E*TRADE Bank could also become subject to supervisory actions by the OTS if market conditions were to deteriorate to such an extent that the equity capital the Company raised in the Public Equity Offering proved to be insufficient for E*TRADE Bank’s or its needs.  Citadel, the Company’s largest stock and bond holder, has tendered approximately $1.230 billion aggregate principal of the notes owned by it in the Debt Exchange and has agreed to vote in favor of the Proposals described in this Proxy Statement.  Due to the benefits that will result from the Debt Exchange, and the adverse consequences the Company will face if the Debt Exchange is not completed, the Board recommends that the stockholders vote FOR Proposal 1 and 2.

Background

Over the past several months, the Company’s management team has been highly focused on taking additional steps to strengthen the Company’s capital structure and enhance its financial flexibility.  The Company has considered and continues to explore a variety of capital-raising transactions, including transactions involving the issuance of preferred stock, common stock, rights, warrants or other equity securities, transactions involving the sale of businesses or assets, refinancing existing indebtedness, and transactions involving specialized commercial arrangements.  Since May 2009, E*TRADE has entered into a series of transactions to raise cash and reduce the Company’s debt burden.  Affiliates of Citadel Investment Group LLC. (“Citadel”), the Company’s largest stock and bond holder, have agreed to participate in these transactions, as further described below.  Citadel and its affiliates collectively are referred to as Citadel throughout this proxy statement.

•
On May 8, 2009, the Company entered into a distribution agreement with J.P. Morgan Securities Inc. (“J.P. Morgan”) pursuant to which the Company may offer and sell up to $150,000,000 of shares of its Common Stock from time to time (the “Equity Drawdown Program”) through J.P. Morgan as distribution agent.  During the period from May 11, 2009 through June 2, 2009, pursuant to the Equity Drawdown Program, the Company sold 40.7 million shares of its Common Stock, resulting in gross proceeds to the Company of approximately $65.1 million, or approximately $63.2 million after deducting underwriting discounts and commissions and estimated offering expenses.

•
On June 15, 2009, the Company and a subsidiary entered into an Amended and Restated Equities and Options Order Handling Agreement (the “Amended and Restated Order Handling Agreement”) with Citadel.  Subject to certain execution quality requirements and regulatory approvals, the Amended and Restated Order Handling Agreement requires the Company to route 97.5% of its marketable customer orders in Regulation NMS Stocks (an increase from 40%) until the sixth anniversary of the commencement date, which will not be later than the later of July 15, 2009 and three (3) business days following OTS’ approval, and 97.5% all of its customer orders in exchange-listed options to Citadel for order handling and execution until the third anniversary of the commencement date.  Citadel may extend the options order flow commitment for an additional year on the third, fourth, and fifth anniversaries of the commencement date.  The Company will receive an aggregate cash payment of $100 million within three business days of the commencement date, of which $65 million is in full consideration for the increase in NMS Stock flow and $35 million is in exchange for a credit of $35 million toward future payment for options order flow, which the Company will continue to earn on a monthly basis.  Because the Amended and Restated Order Handling Agreement is subject to approval by the OTS, there is no assurance that the agreement will become effective on the terms negotiated, if at all.  See the Company’s Current Report on Form 8-K filed on June 17, 2009 for further description of the terms and conditions of the Amended and Restated Order Handling Agreement.

•
On June 18, 2009, the Company sold 500 million shares of its Common Stock the Public Equity Offering which provided net proceeds to the Company from the sale of the shares of Common Stock in the Public Equity Offering of $522.6 million, after deducting underwriting discounts and commissions and estimated offering expenses.  Citadel purchased approximately 90.9 million shares of the Company’s Common Stock in the Public Equity Offering.  The Company did not pay any commissions and the underwriters did not receive any discounts on shares sold in the Public Equity Offering to Citadel.

•
On June 22, 2009, the Company commenced an offer to all holders of its 8% Senior Notes due 2011 (the “2011 Notes”) and its 12.5% Springing Lien Notes due 2017 (the “2017 Notes” and, together with the 2011 Notes, the “Notes”) to exchange (the “Debt Exchange”) (i) any and all outstanding 2011 Notes and (ii) up to $310 million aggregate principal amount of 2017 Notes not held by Citadel, plus at least $600 million but not more than $1 billion of 2017 Notes to be tendered by Citadel, in each case for an equal aggregate principal amount of convertible debentures due 2019 (the “Debentures”). Holders tendering their Notes will receive, upon closing of the Debt Exchange, cash in the amount of the accrued and unpaid interest on the Notes exchanged.  During the period ending at midnight, New York City time, on July 1, 2009 (the “Early Tender Period”), approximately $430 million aggregate principal amount of 2011 Notes and approximately $1.407 billion aggregate principal amount of 2017 Notes had been validly tendered, including approximately $230 million of 2011 Notes and $1 billion of 2017 Notes tendered by Citadel.  The 2011 Notes tendered represent 100% of Citadel’s holdings and approximately 97% of non-Citadel holdings, and the 2017 Notes tendered represent the maximum of Citadel’s commitment to participate in the Debt Exchange and approximately 99% of non-Citadel holdings.  Because the aggregate principal amount of 2017 Notes tendered by holders other than Citadel exceeds $310,000,000, acceptance of the 2017 Notes tendered by such holders for exchange will be pro-rated.   As of June 12, 2009, there were $435.5 million aggregate principal amount of 2011 Notes and $2,185.6 million aggregate principal amount of 2017 Notes outstanding. The Debentures issued in the Debt Exchange will be designated as either Class A Debentures or Class B Debentures and will be identical except for the conversion price for each class of Debentures.  The Debt Exchange is described in greater detail below.

In addition to the transactions described above and the Debt Exchange described below, the Company is focused on reducing its outstanding indebtedness and interest expense and plans to offer to enter into future debt exchange transactions with holders of its outstanding high-yield debt securities, including Citadel, for Common Stock or securities convertible into or exchangeable or exercisable for Common Stock.  As of March 31, 2009, the Company had $3.2 billion face amount of high-yield debt securities outstanding (the “Outstanding Notes”).

Your approval of Proposal 1 (increase in authorized Common Stock) and Proposal 2 (approval of the Debt Exchange) is a condition to the completion of the Debt Exchange.  The Company will not be able to meaningfully reduce its outstanding indebtedness and interest expense unless, among other things, its stockholders approve these important proposals.

Terms and Conditions of the Debt Exchange

In the Debt Exchange, the Company has offered to exchange (i) any and all outstanding 2011 Notes and (ii) up to $310 million aggregate principal amount of 2017 Notes not held by Citadel, plus at least $600 million but not more than $1 billion of 2017 Notes to be tendered by Citadel.  The Debentures issued in the Debt Exchange will be designated as either Class A Debentures or Class B Debentures and will be identical except for the conversion price for each class of Debentures.  The initial conversion price for the Class A Debentures will be $1.0340, which is equal to the public offering price of the Common Stock in the Public Equity Offering, minus underwriting discounts and commissions.  The initial conversion price for the Class B Debentures will be $1.5510, or 150% of the initial conversion price applicable to the Class A Debentures. Holders of more than $1.7 billion aggregate principal amount of Notes, including Citadel, tendered such Notes in the Early Tender Period and will receive $1.7 billion Class A Debentures in exchange for their tendered Notes if the Company accepts such tendered Notes, Proposals 1 and 2 are approved and the Debt Exchange is consummated.  Holders tendering their 2011 Notes in the Debt Exchange after the Early Tender Period will be entitled to receive Class B Debentures in exchange for their tendered 2011 Notes.  Citadel has tendered the Notes it has committed to tender in the Debt Exchange during the Early Tender Period and will receive approximately $1.230 billion Class A Debentures (representing 71% of the Class A Debentures) if the Debt Exchange is consummated.

The material difference between the Debentures and the Notes are as follows:

•	the Debentures will have a ten year maturity, whereas the 2011 Notes mature in 2011 and the 2017 Notes mature in 2017;

•
the Debentures will not pay any interest, whether in cash or in-kind, nor will the principal amount of the Debentures increase over time in lieu of interest, whereas the 2011 Notes pay interest at 8% and the 2017 Notes pay interest at 12.5%, which may be capitalized for interest payments prior to May 31, 2010;

•	the Debentures will be convertible into shares of the Company’s Common Stock at any time at the election of the holder, whereas the Notes are not convertible into shares of the Company’s Common Stock;

•
the Debentures will not be redeemable at the option of the Company, but will be redeemable at the option of holders upon a “Fundamental Change,” which is substantially similar to a “Change of Control” under the Notes except that a delisting (and failure to secure a listing within a specified cure period) of the Company’s Common Stock also constitutes a “Fundamental Change,” whereas the Notes are redeemable at the option of holders upon a “Change of Control” and are redeemable at the option of Company with the proceeds of public equity offerings. In addition, the Company may redeem the 2017 Notes in connection with a “Change of Control.”

The Debentures will (i) be convertible into a number of shares of the Company’s Common Stock equal to the quotient of (x) the principal amount of Debentures of such class to be converted and (y) the conversion price applicable to such Debentures immediately prior to conversion; provided that no holder may convert Debentures to the extent such conversion would result in either (A) such holder beneficially owning in excess of 9.9% of the Company’s outstanding Common Stock (which limitation may be waived by such holder), or (B) such holder owning in excess of 24.9% of the Company’s outstanding Common Stock, under the OTS control rules, which limitations may be amended or waived, as applicable, upon the later of (a) one year notice to the Company and (b) receipt of any necessary regulatory approvals, (ii) contain customary anti-dilution provisions, (iii) have covenants and events of default substantially similar to those of the 2017 Notes and (iv) be subject to covenant defeasance (but not legal defeasance) on terms substantially similar to those in the Notes, which defeasance shall not release the Company from its obligation to convert Debentures into Common Stock.  Unlike zero-coupon convertible debentures that are initially issued at a discount, the principal amount of the Debentures, whether at maturity or upon early redemption, and the effective conversion price will remain constant throughout the life of the Debentures, unless adjusted pursuant to the anti-dilution provisions of the Debentures.

The Company is not in default in payment of principal or interest with respect to either the 2011 Notes or the 2017 Notes.

In connection with the Debt Exchange, the Company has obtained consents representing a majority of the outstanding principal amount of the 2011 Notes and 2017 Notes (both including and excluding such Notes held by Citadel) (the “Requisite Consents”) to amend and/or waive certain provisions of the indentures governing the Notes.

The Company will be obligated to issue an aggregate number of shares of Common Stock issuable upon conversion of the Debentures to be issued as exchange consideration in the Debt Exchange.  Assuming the maximum amount of Notes are tendered in the Debt Exchange and based on the amount of Notes tendered during the Early Tender Period, the Company would be obligated to issue up to approximately 1.686 billion shares upon conversion of the Debentures at the respective initial conversion prices of the Class A Debentures and the Class B Debentures.

Completion of the Debt Exchange is conditioned upon, among other things, receipt of stockholder approval to increase the Company’s authorized Common Stock in Proposal 1 of this proxy statement and stockholder approval of the issuance of the Debentures in Proposal 2.  The Debt Exchange also is subject to required regulatory approvals, including approvals from the OTS with respect to Citadel’s participation in the Debt Exchange, and other customary closing conditions.

Further details about the terms and conditions of the Debt Exchange are set forth in the Offering Memorandum and Consent Solicitation Statement dated June 22, 2009, which was filed with the Securities and Exchange Commission as Exhibit T3E.1 to the Company’s Form T-3 dated June 22, 2009.

Risk Factors - Risks Relating to Proposals 1, 2 and 3

If Proposals 1 and 2 are not approved, the Debt Exchange transaction will not be completed.  As a result, the Company’s primary regulator would likely take action against the Company, including a public form of supervisory action by the OTS.  Any such actions could have a material negative effect on the Company’s business and the value of its Common Stock.

As discussed above, the Company’s primary federal banking regulator, the OTS, has advised the Company, and the Company agrees, that it needs to raise additional equity capital for E*TRADE Bank and reduce substantially the amount of the Company’s outstanding debt and interest expense in order to withstand any further deterioration in current credit and market conditions.  Pursuant to a memorandum of understanding the Company has entered into with the OTS, the OTS is requiring the Company to submit to the OTS and implement written plans to address these and related matters.

In an effort to address the concerns identified by the Company and the OTS, the Company has raised net cash equity of $586 million in the second quarter of 2009 and on June 22, 2009 the Company launched the Debt Exchange.  The Company believes completion of these transactions will contribute materially to addressing the issues raised by the OTS, although the OTS has offered no assurance that these transactions will be sufficient to satisfy their concerns.  If the Company is unable to consummate the Debt Exchange, it would be substantially more likely to face negative regulatory consequences in the form of a public supervisory action, such as a written agreement or a cease and desist order, from the OTS.  If the OTS were to take any such supervisory action against the Company, it and E*TRADE Bank could, among other things, become subject to significant restrictions on the Company’s ability to develop any new business, as well as restrictions on the Company’s existing business, and the Company could be required to raise additional capital and/or dispose of certain assets and liabilities within a prescribed period of time.  The terms of any public supervisory action by the OTS could have a material negative effect on the Company’s business and financial condition and the value of its Common Stock.  Furthermore, any significant reduction in E*TRADE Bank’s regulatory capital could result in E*TRADE Bank being less than “well capitalized” or “adequately capitalized” under applicable capital rules.  Either condition could also lead to a public supervisory action by the OTS.  A failure of E*TRADE Bank to be “adequately capitalized” that is not cured within time periods specified in the indentures governing the Company’s Outstanding Notes would constitute a default under the Company’s Outstanding Notes and likely result in the Outstanding Notes becoming immediately due and payable at their full face value.

If the Company were unable to comply with the terms of any supervisory action against it, the Company and E*TRADE Bank could become subject to further regulatory actions by the OTS, including more severe restrictions on E*TRADE Bank’s business.  The Company and E*TRADE Bank could also become subject to supervisory actions by the OTS if market conditions were to deteriorate to such an extent that the equity capital the Company raised in the Public Equity Offering proved to be insufficient for E*TRADE Bank’s or its needs.  In either event, in the worst case, the OTS has the authority to place a thrift, such as E*TRADE Bank, into receivership, in which case the Federal Deposit Insurance Corporation (the “FDIC”) would likely be appointed receiver of the thrift and would proceed to, among other things:  (i) enter into a purchase and assumption agreement with a third party in which that third party would purchase and assume all or some of the thrift’s assets and deposits and liquidate the remaining assets and liabilities; (ii) transfer all or some of the thrift’s assets and deposits to a “bridge bank” until such time as one or more purchasers may be found for all or some of the “bridge bank’s” assets and deposits, and liquidate the remaining assets and liabilities; or (iii) liquidate the thrift’s assets and liabilities and pay insured depositors the amount of their deposits up to the insured limits and, to the extent sufficient proceeds from the liquidation are available, pay the remaining claims of insured depositors and the claims of uninsured depositors and other creditors.

In the event of the Company’s bankruptcy or liquidation and E*TRADE Bank’s receivership, E*TRADE would not be entitled to receive any cash or other property or assets from its subsidiaries (including E*TRADE Bank and E*TRADE Securities) until those subsidiaries pay in full their respective creditors, including customers of those subsidiaries and, as applicable, the FDIC and the Securities Investor Protection Corporation.  At the request of the OTS, E*TRADE Securities became a subsidiary of E*TRADE Bank on June 9, 2009.  As a result, claims of the FDIC would also have to be satisfied in full before any of E*TRADE Securities’ assets would be available to holders of the Company’s Common Stock.  Furthermore, in the event of the Company’s bankruptcy or liquidation, holders of Common Stock would not be entitled to receive any cash or other property or assets until holders of the Company’s Outstanding Notes and its other creditors have been paid in full, and as a result you would likely lose the entire value of your investment.

The Debt Exchange is part of the Company’s plans to satisfy the requirements by the OTS that the Company increase its equity and reduce its debt, but the Company does not know whether it will be fully sufficient to satisfy regulatory requirements.

By completing the Public Equity Offering, the Company has improved its and E*TRADE Bank’s capital position, but the Company cannot assure you that the amount of cash equity raised in the Public Equity Offering for E*TRADE Bank, together with the Debt Exchange if consummated, will satisfy the OTS’s requirements.  The OTS is not, at this time, confirming whether the completion of the Public Equity Offering and the Debt Exchange would improve the Company’s and E*TRADE Bank’s capital position and financial condition to the extent necessary to avoid the conditions that would lead the OTS to take public supervisory actions against the Company or E*TRADE Bank.  Even if the Company completes the Debt Exchange, the OTS, which the Company believes is currently considering public supervisory actions against it in the absence of a satisfactory increase in capital and reduction in debt, may still take such actions at any time.  If the OTS takes any such public supervisory actions against the Company and E*TRADE Bank, such as a cease and desist order, the Company believes that it could lead to a loss of confidence in the Company and E*TRADE Bank by investors and customers, as applicable, which could have a materially adverse impact on the Company’s business and financial condition.

Stockholders will face significant dilution as a result of the Company’s proposed debt exchange transactions and future equity issuances.

If Proposals 1 and 2 are approved and the Debentures are issued, assuming the maximum number of Notes are tendered in the Debt Exchange and based on the amount of Notes tendered during the Early Tender Period, the Debentures will be convertible into an aggregate of up to approximately 1.686 billion shares of Common Stock at the respective initial conversion prices of the Class A Debentures and Class B Debentures.  As a result and based on such assumptions, upon completion of the Debt Exchange, the shares of Common Stock issuable upon conversion of the Debentures post-transaction would represent up to 60% of the Company’s outstanding Common Stock on an as-converted basis.  As a result, the Company’s existing stockholders would incur substantial dilution to their voting interests and will own a smaller percentage of the Company’s outstanding Common Stock.  The dilutive effect of the Debt Exchange may have an adverse impact on the market price of the Company’s Common Stock.

The Company anticipates that one method for reducing its non-convertible debt in the future will involve debt exchanges in which the Company raises no cash but reduces the outstanding principal amount, cash interest payment obligations or extend the maturity profile of the Company’s debt.  Such exchange transactions may reduce the amount of interest the Company is required to pay in the future, reduce the principal amount due at maturity or extend the maturity profile of the Company’s outstanding debt, but would not result in the Company receiving cash proceeds.  If the Company is able to consummate these debt exchange transactions, including the Debt Exchange, it expects that the fair market value of the equity or convertible debt the Company issues would have to exceed the fair market value of the debt offered in exchange in order to provide sufficient incentive to debtholders to participate.  Also, the Company estimates that the aggregate fair market value of the Outstanding Notes is significantly higher than the fair market value of the Company’s Common Stock.  Therefore, any meaningful reduction in the Company’s leverage through debt exchange transactions would result in significant dilution to holders of its Common

Stock.  In addition, a reduction of the Company’s debt in sufficient size to meet its capital objectives will require participation in these debt exchanges by the Company’s most significant debtholders, including Citadel.  Proposal 3 would permit the Company to enter into such additional debt exchange transactions in the future.

In the future, the Company may need to raise additional funds via debt and/or equity instruments, which may not be available on favorable terms, if at all.  If adequate funds are not available on acceptable terms, the Company may be unable to fund its plans for the growth of its business.  In addition, if funds are available, the issuance of equity securities could significantly dilute the value of the Company’s shares of its Common Stock and cause the market price of its Common Stock to fall.  If Proposal 1 is approved by the Company’s stockholders, the Company will have the ability to issue a significant number of shares of stock in future transactions without seeking further stockholder approval.  However, if such approval is not granted, then the Company will be unable to complete the Debt Exchange and its ability to raise additional funds in the future may be curtailed.

The Company could as a result of the various transactions described herein, or as a result of future transactions, experience an “ownership change” for tax purposes that could cause the Company to permanently lose a significant portion of its U.S. federal and state deferred tax assets.

The transactions contemplated in this proxy statement could cause the Company to experience an “ownership change” as defined for U.S. federal income tax purposes.  Even if these transactions do not cause the Company to experience an “ownership change,” these transactions materially increase the risk that the Company could experience an “ownership change” in the future. As a result, issuances or sales of Common Stock or other securities in the future (including Common Stock issued on conversion of the Debentures and any future debt-for-equity exchanges), or certain other direct or indirect changes in ownership, could result in an “ownership change” under Section 382 of the Internal Revenue Code of 1986, as amended. In the event an “ownership change” were to occur, the Company could realize a permanent loss of a significant portion of its U.S. federal and state deferred tax assets and lose certain built-in losses that have not been recognized for tax purposes. The amount of the permanent loss would depend on the size of the annual limitation (which is in part a function of the Company’s market capitalization at the time of an ownership change) and the remaining carryforward period (U.S. federal net operating losses generally may be carried forward for a period of 20 years). The resulting loss would have a material adverse effect on the Company’s results of operations and financial condition.

The Company has not established a valuation allowance against its U.S. federal deferred tax assets or against a portion of its state and local deferred tax assets as of March 31, 2009, as the Company believed, based on its analysis as of that date, that it was more likely than not that all of these assets would be realized. Section 382 imposes restrictions on the use of a corporation’s net operating losses, certain recognized built-in losses and other carryovers after an “ownership change” occurs. An “ownership change” is generally a greater than 50 percentage point increase by certain “5% stockholders” during the testing period, which is generally the three year-period ending on the transaction date. Upon an “ownership change,” a corporation generally is subject to an annual limitation on its pre-change losses and certain recognized built-in losses equal to the value of the loss corporation immediately before the “ownership change,” multiplied by the long-term tax-exempt rate (subject to certain adjustments). The annual limitation is increased each year to the extent that there is an unused limitation in a prior year. Since U.S. federal net operating losses generally may be carried forward for up to 20 years, the annual limitation also effectively provides a cap on the cumulative amount of pre-change losses and certain recognized built-in losses that may be utilized. Pre-change losses and certain recognized built-in losses in excess of the cap are effectively lost.

The relevant calculations under Section 382 are technical and highly complex. The transactions contemplated in this proxy statement could cause the Company to experience an “ownership change.” As of March 31, 2009, the Company’s deferred tax asset reflected on its balance sheet was $1.1 billion. If an “ownership change” were to occur, the Company believes it would permanently lose the ability to realize a substantial amount of this asset, resulting in reduction to the Company’s total stockholders’ equity. This could also decrease E*TRADE Bank’s regulatory capital. The Company does not believe, however, that any such decrease in regulatory capital would be material because, among other things, only a small portion of the federal deferred tax asset is currently included in E*TRADE Bank’s regulatory capital.

Impact of the Debt Exchange on the Company’s Capitalization

The following table sets forth the Company’s cash and cash equivalents and its capitalization as of March 31, 2009:

•	on an actual basis;

•
on a pro forma basis to give effect to the Company’s entry into the Amended and Restated Order Handling Agreement (which will become effective only upon approval by the OTS), the receipt of net proceeds of $63.4 million from the sale of 40,722,445 shares of the Company’s Common Stock through June 2, 2009 pursuant to the Equity Drawdown Program, and the receipt by the Company of net proceeds of $522.6 million from the sale of 500 million shares of Common Stock in the Public Equity Offering; and

•
on a pro forma, as adjusted basis to give effect to the pro forma changes described above as well as the consummation of the Debt Exchange based on the amount of Notes tendered as of the expiration of the Early Tender Period (approximately $430 million aggregate principal amount of 2011 Notes and $1.310 billion aggregate principal amount of 2017 Notes).

The table should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Quarterly Report on Form 10-Q for the three months ended March 31, 2009, its Current Report on Form 8-K filed May 14, 2009, and its consolidated financial statements and the notes to those financial statements incorporated by reference in this Proxy Statement.

	As of March 31, 2009
	Actual(1)	Order Flow and sale of Common Stock Adjustments	Pro Forma for Order Flow and sale of Common Stock (1)(2)	Debt Exchange Adjust-ments		Pro Forma As Adjusted for the Debt Exchange (1)(2)
	(in millions, except for share amounts and par value)

Cash and equivalents	$4,492	$686	$5,178			$5,178

Debt:
8.0% Senior Notes due 2011(3)	$435		$435	(430)		$5
7.375% Senior Notes due 2013(3)	415		415			415
7.875% Senior Notes due 2015(3)	243		243			243
12.5% Springing Lien Notes due 2017(3)	2,057		2,057	(1,310)		747
Class A Convertible Debentures(3) (4)	−		−	1,740		1,740
Class B Convertible Debentures(5)	−		−	−		−
Discount and fair value adjustments	(397)		(397)	259		(138)
Total debt	2,753		2,753	259		3,012

Stockholders equity:
Preferred stock; 1,000,000 shares authorized;	−		−			−
Common stock, $0.01 par value; 1,200,000,000 shares authorized; 572,051,743(6) shares issued and outstanding actual, 1,112,774,188 shares issued and outstanding pro forma	6	5	11			11
Additional paid-in capital	4,085	580	4,665	702		5,367
Accumulated deficit	(1,079)	(169)	(1,248)	(931	)(7)	(2,179)
Accumulated other comprehensive loss	(554)		(554)			(554)

Total stockholders’ equity	2,458	416	2,874	(229)		2,645

Total capitalization	$5,211	$416	$5,627	30		$5,657

(1)	The actual and pro forma columns in this table do not give effect to the increase in the authorized shares of the Company’s common stock set forth in Proposal 1. See note 7 below.

(2)
As a result of the Amended and Restated Order Handling Agreement (which will become effective only upon approval by the OTS), the Company’s Capital Markets business will no longer receive this order flow, which results in a decrease in the level of income attributed to this business. As such, it is likely that the goodwill and intangibles of approximately $170 million related to the Company’s Capital Markets business will be impaired. This potential impairment is reflected in the table on a pro forma basis.

(3)	Debt balances represent principal amount, which is exclusive of premium (discount) and adjustments on fair value hedge relationships.

(4)
This amount is based on the aggregate principal amount of Notes tendered in the Early Tender Period.  These amounts represent the maximum principal amount of 2017 Notes and 99% of the maximum principal amount of 2011 Notes that the Company offered to exchange.  The Notes tendered for exchange include approximately $230 million and $1 billion of Citadel’s holdings in the Company’s 2011 Notes and 2017 Notes, respectively.  As a result, based on the results obtained as of the expiration of the Early Tender Period, Citadel will own approximately $1.230 billion aggregate principal amount, or 71%, of the Company’s Class A Debentures, which will be convertible into 1,189,792,070 shares of Common Stock at the initial conversion price of $1.0340 per share.

(5)	Up to $5.9 million aggregate principal amount of 2011 Notes may be tendered prior to the expiration of the Debt Exchange. Any such 2011 Notes would be exchanged for Class B Debentures.

(6)	This number is the total number of shares outstanding as of March 31, 2009. The number of shares of common stock outstanding as of June 26, 2009 is 1,115,429,538, which does not include:

•	31,767,825 shares subject to outstanding options at a weighted average exercise price of $9.48 per share as of June 26, 2009;

•	11,664,004 shares underlying outstanding restricted stock units as of June 26, 2009;

•	29,802,637 additional shares reserved as of June 26, 2009 for future issuance under the Company’s equity incentive plans; and

•
on an actual and pro forma as adjusted basis, shares of common stock issuable upon conversion of Debentures issued upon completion of the Debt Exchange.  Based on the aggregate principal amount of Notes tendered in the Early Tender Period, a total of 1,682,413,926 shares of Common Stock will be issuable upon conversion of the Class A Debentures at the initial conversion price.  The Company may issue up to $5.9 million of Class B Debentures, which would be convertible into up to 3,803,353 additional shares of Common Stock at the initial conversion price of $1.5510 per share.

(7)
Includes a pre-tax loss on exchange of $980 million and includes the write-off of capitalized debt issuance costs associated with the exchanged debt. This loss is based on the estimated fair value of convertible debentures issued of $2,460 million. The Company’s stock price assumed in determining this fair value was the closing price of the stock on July 1, 2009, or $1.35.

The pro forma and pro forma as adjusted information discussed above is illustrative only and will change based on the actual total amount of Notes tendered in the Debt Exchange.

Based on the $430 million aggregate principal amount of 2011 Notes and $1,310 million aggregate principal amount of 2017 Notes tendered as of the expiration of the Early Tender Period, the Debt Exchange will result in a substantial reduction on the Company’s corporate interest expense:

•
the Company’s pro forma corporate interest expense for 2008 would have been reduced by approximately $164 million with respect to the 2017 Notes (including $82 million which was paid in the form of additional Notes in November 2008) and $34 million with respect to the 2011 Notes;

•
the Company’s pro forma corporate interest expense for the three months ended March 31, 2009 would have been reduced by approximately $41 million with respect to the 2017 Notes and $9 million with respect to the 2011 Notes; and

•
the Company estimates that its future corporate interest expense will be reduced by approximately $9 million with respect to the 2011 Notes and $41 million with respect to the 2017 Notes, respectively, on a quarterly basis.

In addition, based on the amount of Notes tendered during the Early Tender Period, the Company will recognize a loss in 2009 to the extent the book value of such Notes is less than the fair value of the Debentures issued in exchange for such Notes.  The book value of such 2011 Notes and 2017 Notes currently includes an aggregate discount of approximately $260 million, which will increase the loss on exchange by the same amount. For example, if the Debentures are determined to have a fair value equal to their principal amount, such loss would be $260 million.  The fair value of the Debentures is not estimable at this time and will depend, among other things, on the trading price of the Company’s Common Stock upon closing of the Debt Exchange.  The table below illustrates the impact of movements in the Company’s trading price on the fair value of the Debentures and the resulting loss that would be recorded at the exchange date:

Assumed stock price as of July 1, 2009	Principal Amount of Notes Tendered	Estimated Fair Value of Notes Tendered	Loss Upon Exchange	Additional Paid-in Capital	Accumulated Deficit
$2.00	$1,740	$3,356	$(1,877)	$6,252	$(3,064)
$1.75	$1,740	$3,005	$(1,525)	$5,901	$(2,713)
$1.50	$1,740	$2,661	$(1,182)	$5,557	$(2,369)
$1.35(1)	$1,740	$2,460	$(980)	$5,367	$(2,179)
$1.25	$1,740	$2,328	$(848)	$5,224	$(2,036)
$1.00	$1,740	$2,011	$(532)	$4,907	$(1,719)
$0.75	$1,740	$1,725	$(245)	$4,621	$(1,433)

(1) This is the stock price assumed in the pro forma balance sheet data included in the table above.

Based on the amount of notes tendered during the Early Tender Period, the Company's basic and diluted loss per share for 2008 would have been $(1.40) for 2008 and $(1.20) for the three months ended March 31, 2009, respectively.

Relationship With Citadel

In November 2007, the Company entered into an agreement to receive a $2.5 billion cash infusion from Citadel.  In consideration for the cash infusion, Citadel received three primary items: substantially all of the Company’s asset-backed securities portfolio, approximately 79.9 million shares of the Company’s Common Stock and approximately $1.8 billion in 2017 Notes.

Citadel is the largest holder of the Company’s Common Stock, and owns approximately 180 million shares (approximately 16%), including shares purchased by Citadel in the Public Equity Offering.  In addition, not taking into account any Notes tendered in the Debt Exchange, Citadel beneficially holds approximately 52.8% of the principal amount of the outstanding 2011 Notes and approximately 81.2% of the principal amount of the outstanding 2017 Notes, and a majority of each of the Company’s 7.375% Senior Notes due 2013 and 7.875% Senior Notes due 2015.

Board of Directors

Effective June 8, 2009, the Company’s Board of Directors expanded the number of members of the Board from eleven to twelve, expanded the number of Class II directors from three to four and appointed Kenneth C. Griffin, President and Chief Executive Officer of Citadel Investment Group, L.L.C., as a director. Mr. Griffin will be a Class II member of the Board and will stand for election by the stockholders at the next annual meeting.  Mr. Griffin was appointed pursuant to the right of Wingate Capital Ltd., an affiliate of Citadel, under the Master Investment and Securities Purchase Agreement dated November 29, 2007 between Wingate Capital Ltd. and the Company.

Also as of June 8, 2009, the Board appointed Mr. Griffin to serve as a member of its Finance and Risk Oversight Committee.

The Board approved the payment of a $25,000 cash annual retainer to Mr. Griffin under the terms of the Company’s non-employee director compensation policy as in effect from time to time, as described in the proxy statement for the Company’s 2009 annual meeting of stockholders.

Exchange Agreement

Pursuant to an Exchange Agreement dated June 17, 2009, as amended (the “Exchange Agreement”) between E*TRADE and Citadel, under which Citadel agreed to early tender in the Debt Exchange not less than $200 million aggregate principal amount of its 2011 Notes and not less than $600 million, nor more than $1 billion, aggregate principal amount of its 2017 Notes for exchange in, and not to withdraw any of these tendered Notes (except as set forth in the Exchange Agreement) from the Debt Exchange.  As of July 1, 2009, Citadel tendered approximately $230 million aggregate principal amount of its 2011 Notes and $1 billion aggregate principal amount of its 2017 Notes.  Citadel, which by itself controls a majority of the outstanding principal amount of each of the 2011 Notes and the 2017 Notes, also provided its consent with respect to a principal amount of 2011 Notes and 2017 Notes not tendered by Citadel as necessary to ensure that consents with respect to a majority of the aggregate principal amount of each of the 2011 Notes and 2017 Notes were delivered by the end of the Early Tender Period and waived any consent fee with respect to any and all such Notes, unless the Debt Exchange is not consummated in which case Citadel will be entitled to the same fee as other consenting holders of the Notes.  If the Exchange Agreement is terminated by either party, the Company will terminate the Debt Exchange.  Additionally, pursuant to its commitment under the Exchange Agreement, Citadel purchased $100 million of the Company’s Common Stock in the Public Equity Offering.

Transfer Restrictions Applicable to the Debentures

The terms of the Debentures include certain restrictions on conversion of the Debentures.  For example, a holder of the Debentures may not convert Debentures to the extent such conversion would result in it beneficially owning as defined in Rule 13d-3 of the Exchange Act in excess of 9.9% of the Company’s Common Stock outstanding immediately after giving effect to such conversion.

In addition, a holder of the Debentures may not convert Debentures to the extent such conversion would result in it holding in excess of 24.9% of the Company’s Common Stock.  These limitations may be waived by any holder effective upon the later of (a) one year from the date of notice provided by the holders to the Company, and (b) receipt of any necessary regulatory approvals.

Citadel has agreed that it will not transfer Debentures to the extent all Debentures held by Citadel on an as-converted basis, as a percentage of the Common Stock, combined with the shares of the Common Stock held by Citadel, would, in the aggregate, exceed 24.9% of the Company’s voting stock (as such percentage is calculated under the OTS’ Acquisition of Control Regulations, 12 C.F.R. § 574).  Notwithstanding the foregoing, there will be no such transfer limitations applicable to Citadel with respect to Debentures that are converted or transferred in: (i) widely dispersed public offerings; (ii) private sales in which no purchaser or group of purchasers acting in concert would acquire more than 2% of the Common Stock on a fully diluted basis; provided, for the avoidance of doubt, Debentures may not be sold in a private sale to the extent such sale would cause the transferee to purchase from Citadel, in aggregate, in excess of 24.9% of the Common Stock and Debentures (on an as converted basis as a percentage of the Common Stock, assuming conversion of Debentures only by the transferee); (iii) transfers or sales to the Company or one of its subsidiaries; (iv) transfers or sales to an unaffiliated third party acquiring a majority of the Common Stock or merging with the Company; or (v) transfers to affiliates of Citadel (which affiliates will continue to be bound by the restrictions set forth above.)

Amendment to Rights Plan and Agreement to Submit Rights Plan Proposal to E*TRADE  Stockholders

In connection with the Company’s Public Equity Offering and the Debt Exchange, the Company amended the Rights Agreement, dated of July 9, 2001, as amended, between the Company and American Stock Transfer and Trust Company (the “Stockholder Rights Plan”) to:

•
exempt Citadel from becoming an “Acquiring Person,” as defined in the Stockholder Rights Plan, in connection with its purchase of shares in the Company’s Public Equity Offering and its acquisition of Debentures (including the Common Stock issuable upon conversion thereof), as well as pursuant to the exercise of its pre-emptive rights as described below;

•
increase Citadel’s allowance for acquiring additional shares of the Company’s Common Stock without becoming an Acquiring Person from approximately 8.5 million shares to 25.0 million shares (excluding shares acquired by exercise of its preemptive rights, acquired upon conversion of the Debentures, purchased in the Public Equity Offering and purchased during any Rights Plan Holiday Period), effective and contingent upon the settlement of the Debt Exchange; and

•
provide that Citadel will be exempt from becoming an Acquiring Person with respect to any acquisitions of additional shares of the Company’s Common Stock during any Rights Plan Holiday Period, effective and contingent upon the settlement of this Debt Exchange.

A “Rights Plan Holiday Period” means, at any time in which the Company’s Stockholder Rights Plan remains in effect, the period commencing upon the Company’s public disclosure that E*TRADE Bank has failed to satisfy the Financial Metrics Test for any quarter and ending upon the next public disclosure that E*TRADE Bank has once again satisfied the Financial Metrics Test at the end of a quarter.

The “Financial Metrics Test” means, at the balance sheet date for a fiscal quarter, that E*TRADE Bank has both (i) at least $450 million in Excess Risk-Based Capital and (ii) a Tier 1 Capital Ratio of at least 6.00%.

“Excess Risk-Based Capital” means that portion of E*TRADE Bank’s total capital, as such term is defined in 12 CFR 567.5(c) (as currently or hereafter in effect), that is in excess of the amount of total capital that would be required in order for E*TRADE Bank to have a total risk-based capital ratio of 10.0% as calculated in accordance with 12 CFR Part 567 (as currently or hereafter in effect).

“Tier 1 Capital Ratio” means E*TRADE Bank’s core capital, as such term is defined in 12 CFR 567.5(a) (as currently or hereafter in effect), divided by its adjusted total assets, as such term is defined in 12 CFR 567.1 (as currently or hereafter in effect).

In addition, the Company agreed that at the Special Meeting it would submit to its stockholders an advisory resolution regarding whether the Company should retain or terminate its Stockholder Rights Plan.  The Company has agreed with Citadel that neither the Company’s Board of Directors nor Citadel will take any position on whether stockholders should vote to retain or terminate the Stockholder Rights Plan or otherwise seek to influence the outcome of the advisory vote. Citadel has agreed that it will vote its shares representing no more than 9.9% of the Company’s shares outstanding and entitled to vote at the Special Meeting on this advisory resolution to terminate the Stockholder Rights Plan, and that it will vote the balance of its shares on the advisory resolution in the same proportions, to retain or terminate the Stockholder Rights Plan, as the votes cast by all other stockholders. Following the vote, which will not be binding, the Company’s Board of Directors will determine whether to retain or terminate the Company’s Stockholder Rights Plan based on its consideration of all factors deemed relevant to the exercise of its fiduciary duties.

Preemptive Rights

Under the Exchange Agreement the Company also granted Citadel pre-emptive rights to allow Citadel to maintain its fully diluted percentage ownership of the Company’s Common Stock in connection with future issuances by the Company, subject to Citadel’s purchasing the Company’s securities on the same terms and conditions as other purchasers and certain other conditions. The pre-emptive rights became effective upon the expiration of the Early Tender Period. If the Company fails to complete the Debt Exchange, then Citadel’s pre-emptive rights will terminate and be of no further force or effect.

The pre-emptive rights will not apply to issuances of Common Stock or securities convertible into or exercisable for shares of the Company’s Common Stock, among other things, (i) in connection with acquisitions by the Company of other companies or businesses, (ii) in exchange for the Company’s 2011 Notes, 2013 Notes, 2015 Notes or 2017 Notes or (iii) pursuant to the Company’s stock plans or otherwise in equity compensation arrangements with its directors, officers, employees or consultants.

The pre-emptive rights will be in effect so long as the Company has in effect a stockholder rights plan, provided that the pre-emptive rights shall terminate and be of no further force or effect upon the earliest to occur of (i) the earlier of the termination of the Exchange Agreement or failure to consummate the Debt Exchange by October 31, 2009 or (ii) the date after the consummation of the Debt Exchange that Citadel beneficially owns less than 19.9% of the Company’s outstanding Common Stock on a fully diluted basis assuming conversion of all securities beneficially owned by Citadel (whether or not such securities are convertible or exchangeable for shares of Common Stock at such time in accordance with their terms or by reason of any condition precedent to such conversion or exchange not been satisfied at such time). The pre-emptive rights will be suspended upon the termination of the Company’s Stockholder Rights Plan, but will be automatically reinstated if the Company reinstates its Stockholder Rights Plan or if the Company subsequently adopts a new rights plan, “poison pill” or similar plan.

The description of the terms of the Exchange Agreement is a summary and does not purport to be complete.  The full Exchange Agreement is attached as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on June 17, 2009.

PROPOSAL 1.  INCREASE IN AUTHORIZED SHARES OF COMMON STOCK

Proposal

The Board of Directors proposes to amend Article FOURTH of the Company’s Restated Certificate of Incorporation to increase the number of shares of Common Stock the Company is authorized to issue from 1,200,000,000 to 4,000,000,000, and, correspondingly, increase the total number of authorized shares of capital stock from 1,201,000,000 to 4,001,000,000.

Reason for Request for Stockholder Approval

As of June 26, 2009, there were:

•
1,115,429,538 shares of Common Stock issued and outstanding, including 40,722,445 shares issued pursuant to the Equity Drawdown Program and 500,000,000 shares of Common Stock issued pursuant to the Public Equity Offering; and

•	an aggregate of up to 73,234,466 shares of Common Stock reserved for issuance under the Company’s existing equity incentive arrangements and awards issued pursuant thereto.

The Company needs to increase the number of shares of Common Stock it is authorized to issue in order to fulfill its commitment to issue Common Stock issuable upon conversion of the Debentures to be issued as exchange consideration in the Debt Exchange.  Assuming the maximum amount of Notes are tendered in the Debt Exchange and based on the amount of Notes tendered during the Early Tender Period, the Company would be obligated to issue approximately 1.686 billion shares upon conversion of the Debentures.  The proposed increase in the number of authorized shares of Common Stock is a condition to the completion of the Debt Exchange.  In addition, the additional shares of Common Stock would facilitate the Company’s participation in the U.S. Treasury Department’s TARP Capital Purchase Program, which would require the Company to issue warrants to acquire Common Stock to the U.S. Treasury and would give the Company the flexibility to conduct additional debt exchanges and raise capital.

Impact on Stockholders of Approval or Disapproval of this Proposal

If this Proposal is not approved, the Company will be unable to complete the Debt Exchange, as it will not have sufficient authorized shares to issue the number of shares of Common Stock issuable upon conversion of the Debentures.  If the Company is unable to complete the Debt Exchange, the existing debt will remain in place without any extension of debt maturities or reduction in cash interest expenses, negatively impacting the value of the Company’s Common Stock and bringing about negative regulatory consequences as described above under “Overview – Risk Factors- Risks Relating To Proposals 1, 2 and 3.”  The Company may be unable to strengthen its capital structure to the extent that the OTS has requested and, as a result,  may face a public supervisory action, could be required to raise additional capital and/or dispose of certain assets and liabilities within a prescribed period of time, and could have restrictions placed on its ability to conduct business.  In the worst case, the OTS has the authority to place a thrift, such as E*TRADE Bank, into receivership and, as a result, you would likely lose the entire value of your Common Stock.  Due to the benefits that will result from the Debt Exchange, and the adverse consequences the Company will face if the Debt Exchange is not completed, the Board recommends that the stockholders vote FOR this Proposal.

If approved, the increase in authorized Common Stock will facilitate the Company’s ability to complete the Debt Exchange and will enable the Company to avail itself of any additional potential opportunities to execute on its plan to reduce indebtedness by conducting additional debt exchanges and raise cash proceeds, all as discussed in this proxy statement under “Overview.”  It would also give the Company the ability to issue shares for other general corporate purposes.  As a result of the Debt Exchange, the Company’s existing stockholders will incur substantial dilution to their voting interests and will own a smaller percentage of the Company’s outstanding Common Stock.  The dilutive effect of the Debt Exchange may have an adverse impact on the market price of the Company’s Common Stock.  Additional issuances of Common Stock would further dilute the interests of existing stockholders.

Except as described in this proxy statement, the Company has no current plans to issue shares in an exchange, merger, consolidation, acquisition or similar transaction.  Approval of the amendment to the Company’s Restated Certificate of Incorporation would in certain circumstances permit such actions to be taken without the delays and expense associated with obtaining stockholder approval at that time, except to the extent required by applicable state law or stock exchange listing requirements for the particular transaction.  Although the availability of additional shares of stock provides flexibility in carrying out corporate purposes, the increase in the number of shares of authorized stock could make it more difficult for a third party to acquire a majority of the Company’s outstanding voting stock and could also result in the issuance of a significant number of shares to one or more investors in transactions that may not require stockholder approval. For more information regarding dilution to stockholders, see “Overview – Risk Factors –  Risks Relating To Proposals 1, 2 and 3.”

Text of the Proposed Amendment to the Restated Certificate of Incorporation

The Board of Directors has adopted resolutions setting forth the following proposed amendment to the Restated Certificate of Incorporation and directing that the proposed amendment be submitted to the holders of the Company’s Common Stock for approval at the Special Meeting.

FOURTH.  (a) The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares that the Corporation is authorized to issue is 4,001,000,000 shares.  4,000,000,000 shares shall be Common Stock, $0.01 par value per share (the “Common Stock”).  1,000,000 shares shall be Preferred Stock, $0.01 par value per share, of which 1 share shall be designated Series A Preferred Stock and 500,000 shares shall be designated Series B Preferred Stock.  The Series A Preferred Stock and Series B Preferred Stock are collectively referred to as “Preferred Stock.”

If adopted by the stockholders, the amendment to the Restated Certificate of Incorporation will become effective upon filing of a certificate of amendment to the Restated Certificate of Incorporation with the Secretary of State of Delaware.

Vote Required and Board of Directors’ Recommendation

Approval of the amendment to the Restated Certificate of Incorporation requires the affirmative vote of a majority of the shares of the Common Stock entitled to vote on the matter.  As a result, abstentions, broker non-votes or the failure to submit a proxy or vote in person at the Special Meeting will have the same effect as a vote against the proposal.

The E*TRADE Board of Directors recommends that stockholders vote FOR the approval of the amendment to Article FOURTH of the Restated Certificate of Incorporation to increase the authorized number of shares of Common Stock from 1,200,000,000 to 4,000,000,000 shares and, correspondingly, increase the total number of authorized shares of capital stock from 1,201,000,000 to 4,001,000,000.

PROPOSAL 2.  THE ISSUANCE OF DEBENTURES AND THE ISSUANCE OF THE COMMON STOCK UPON CONVERSION OF THE DEBENTURES

Proposal

The Company is seeking stockholder approval under the applicable provisions of NASDAQ Marketplace Rule 5635 for the issuance of Common Stock issuable upon the conversion of the Debentures to be issued as exchange consideration in the Debt Exchange.  As described above under the caption “Terms and Conditions of the Debt Exchange,” the Company will offer to issue Debentures in exchange for the surrender and cancellation of up to $435.5 million aggregate principal amount of 2011 Notes and up to $1.3 billion aggregate principal amount of 2017 Notes.  The Company will be obligated to issue shares of Common Stock upon conversion of the Debentures to be issued as exchange consideration in the Debt Exchange.  Assuming the maximum amount of Notes are tendered in the Debt Exchange and based on the amount of Notes tendered during the Early Tender Period, the Company would be obligated to issue an aggregate of approximately 1.686 billion shares upon conversion of the Debentures at the respective initial conversion price of Class A Debentures and Class B Debentures.

For a more detailed description of the Debt Exchange and the terms of the Class A Debentures and Class B Debentures, see the section entitled “Description of the Debt Exchange” above.

Reason for Request for Stockholder Approval

The Company’s Common Stock is listed on the NASDAQ Global Select Market, and the Company is subject to the NASDAQ Marketplace Rules.  The Company is seeking approval for the issuance of Common Stock issuable upon the conversion of the Debentures issued in the Debt Exchange under all the applicable provisions of Marketplace Rule 5635, which applies to the issuance of securities in certain circumstances.

NASDAQ Marketplace Rule 5635(d) requires stockholder approval of the issuance of common stock equal to 20% or more of the common stock outstanding before the issuance for less than the greater of book or market value of the stock. Because the Company has agreed to issue securities convertible into more than 20% of the Company’s shares at a price that is lower than the book value of the shares, the Company is seeking stockholder approval pursuant to Marketplace Rule 5635(d).

In addition, under Marketplace Rule 5635(b), companies are required to obtain stockholder approval prior to the issuance of securities when the issuance or potential issuance would result in a “change of control” as defined by NASDAQ.  NASDAQ generally characterizes a transaction whereby an investor or group of investors acquires, or obtains the right to acquire, 20% of more of the voting power of an issuer on a post−transaction basis as a “change of control” for purposes of Rule 5635(b). As of June 26, 2009 Citadel holds approximately 16% of the Company’s outstanding pre-transaction shares of Common Stock.  Assuming approval by the stockholders of this proposal and Citadel’s participation in the Debt Exchange, Citadel could acquire more than 20% of voting power of the Company’s Common Stock.  Because Citadel could potentially own in excess of 20% of the voting power of the Company’s Common Stock following Debt Exchange, the Company is seeking stockholder approval in order to comply with Marketplace Rule 5635(b).

Furthermore, under Marketplace Rule 5635(c), companies are required to obtain stockholder approval prior to issuance of common stock or securities convertible into or exercisable for common stock to certain affiliates in a private placement at a price less than the market value of the common stock, as such issuance is considered a form of “equity compensation”.  To the extent that the issuance of the Debentures could be considered a form of “equity compensation”, the Company is seeking stockholder approval pursuant to Marketplace Rule 5635(c).

Impact on Stockholders of Approval or Disapproval of this Proposal

If this Proposal is not approved, the Company will be unable to complete the Debt Exchange and will be unable to retire the 2011 Notes and 2017 Notes tendered in the Debt Exchange.  As discussed in relation to Proposal 1 and under “Overview – Risk Factors –  Risks Relating To Proposals 1, 2 and 3,” if this Proposal is not approved, the Company will face negative regulatory consequences which are likely to have a material adverse effect on its business and the value of its Common Stock.  For the reasons stated previously, the Board therefore recommends that the stockholders vote FOR this Proposal.

If this Proposal is approved, there may be other effects on the stockholders, including the following:

Citadel may exercise significant influence over the Company and Citadel’s interests may conflict with the interests of other stockholders.

Citadel holds a majority of the outstanding notes in each series of the Company’s high-yield debt securities.  Following the Debt Exchange and Public Equity Offering, the Company estimates that the Common Stock owned by Citadel, together with the Common Stock issuable on conversion of the Debentures received by Citadel, will represent 49% of the Company’s Common Stock on a fully diluted basis, depending on the total amount of Notes tendered in the Debt Exchange.  This would most likely be sufficient to permit Citadel to elect a substantial number of directors and control or significantly impact corporate policy.  Citadel will be unable to accomplish these matters for so long as it is subject to certain rules of the OTS regarding rebuttal of control over thrifts and thrift holding companies.  If these rules change, or if Citadel receives a waiver or decides to become a thrift holding company, it will be in a position to elect a substantial number of directors and to control, or substantially impact, corporate policy.  Further, if Citadel acquires common shares representing more than 50% of the total voting power, holders of the Company’s debt securities would have the right to require the Company to repurchase all such securities for cash at a premium to their face amount.  In addition, Citadel is an independent entity with its own investors and is entitled to act in its own economic interest with respect to its equity and debt investments in E*TRADE.  Any sales by Citadel of the Company’s Common Stock it received under the Investment Agreement, in the Public Equity Offering or upon conversion of the Debentures may have a depressing effect on the trading price of the Company’s Common Stock.  After the Debt Exchange, Citadel would own 71% of the Class A Debentures and 88% of the remaining outstanding 2017 Notes.  Citadel has a right to declare defaults and enforce remedies just like any other lender for so long as Citadel retains 25% or more of the applicable series of high-yield debt securities. In pursuing its economic interests, Citadel may make decisions with respect to fundamental corporate transactions which may be different than the decisions of investors who own only common shares.

The issuance of the Debentures may have an anti-takeover effect on the Company.

The issuance of the Debentures could have an anti-takeover effect because such issuance would make it more difficult for, or discourage an attempt by, a party to obtain control of the Company by tender offer or other means.  The issuance of the Common Stock issuable upon conversion of the Debentures will increase the number of shares entitled to vote, increase the number of votes required to approve a change of control of the Company, and dilute the interest of a party attempting to obtain control of the Company.  The Board of Directors does not have any current knowledge of any effort by any other third party to accumulate the Company’s securities or obtain control of the Company by any means.

Vote Required and Board of Directors’ Recommendation

The affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy and voting on the matter is necessary under Rule 5635(e)(4) of the NASDAQ Marketplace Rules to approve the issuance of the Common Stock issuable upon conversion of the Debentures.  Accordingly, failure to vote and broker non-votes will not affect whether this proposal is approved, but an abstention will have the same effect as a vote against the proposal.

The E*TRADE Board of Directors has approved the Debt Exchange and the issuance of the Debentures and the issuance of the Common Stock upon conversion of the Debentures.  Based on E*TRADE’s reasons for the Debt Exchange described in this proxy statement, the Board of Directors of E*TRADE believes that the approval of the issuance of Debentures and the issuance of Common Stock upon conversion of the Debentures is in the best interests of E*TRADE and its stockholders and recommends that you vote FOR approval of the issuance of the Debentures and the issuance of

Common Stock upon conversion of the Debentures under the applicable provisions of NASDAQ Marketplace Rule 5635.

PROPOSAL 3.  POTENTIAL ISSUANCE OF SHARES OF COMMON STOCK

Proposal

The Company is seeking stockholder approval under the applicable provisions of NASDAQ Marketplace Rule 5635 for the potential issuance of up to 365 million shares of Common Stock, or securities convertible into or exchangeable or exercisable for Common Stock, in connection with potential future exchange transactions for its Outstanding Notes.  The Company may decide to offer to exchange Common Stock, or securities convertible into or exchangeable or exercisable for Common Stock, for the Outstanding Notes in a registered tender offer or from time to time in one or more privately negotiated transactions that are exempt from registration pursuant to the Securities Act under Section 3(a)(9) or otherwise.  Although the Company expects to offer to enter into these debt exchange transactions with the holders of its Outstanding Notes, no such holders have made any commitments to enter into any such transactions and there can be no assurance that the holders will agree to any such exchanges in the future.

Reason for Request for Stockholder Approval and Impact on Stockholders of Approval or Disapproval of this Proposal

As discussed in more detail under “Overview” above, the Company is seeking to reduce its outstanding indebtedness and strengthen its capital structure.  The benefit of future exchange transactions is that they may permit the Company to retire indebtedness without using cash.  If the Debt Exchange is consummated, assuming the maximum amount of Notes are tendered in the Debt Exchange and based on the amount of Notes tendered during the Early Tender Period, the Company would be obligated to issue an aggregate of 1.686 billion shares of Common Stock upon conversion of the Debentures at the respective initial conversion prices of Class A Debentures and Class B Debentures.  If the Company retires outstanding indebtedness in an exchange transaction, it will reduce the amount of cash interest the Company is required to pay in the future.  This will permit the Company to use its cash for other purposes, including contributing equity capital to E*TRADE Bank.

Because the Company’s Common Stock is listed on the NASDAQ Global Select Market, the Company is subject to the NASDAQ Marketplace Rules.  The Company is seeking approval for the issuance of Common Stock in potential exchange transactions under the applicable provisions of Marketplace Rule 5635, which applies to the issuance of securities in certain circumstances.

For example, NASDAQ Marketplace Rule 5635(d) requires a company to obtain stockholder approval in connection with the issuance of securities in certain circumstances, including in connection with a transaction or series of related transactions (other than a public offering) involving the potential sale or issuance of common stock at a price less than the greater of book or market value of the common stock if the amount of common stock to be issued equals 20% or more of the common stock or the voting power of the company’s shares outstanding before giving effect to the issuance.  The Company believes that these transactions have been and will continue to be beneficial to the Company and its stockholders such that it is seeking approval to enter into additional transactions periodically over time that could involve the issuance of Common Stock in excess of the 20% threshold.

In addition, under Marketplace Rule 5635(c), companies are required to obtain stockholder approval prior to issuance of common stock or securities convertible into or exercisable for common stock to certain affiliates in a private placement at a price less than the market value of the common stock, as such issuance is considered a form of “equity compensation”.  To the extent that the issuance of the Common Stock or securities convertible into or exercisable for Common Stock could be considered a form of “equity compensation”, the Company is seeking stockholder approval pursuant to Marketplace Rule 5635(c).

The potential future debt exchange transactions contemplated by this Proposal will not result in cash proceeds to the Company and any meaningful reduction in the Company’s indebtedness through these transactions will result in significant dilution to stockholders. If Citadel were to participate in these debt exchanges, Citadel’s ownership of the Company’s Common Stock or securities convertible into Common Stock would increase. The Company currently has no commitment from Citadel or any other holder of Outstanding Notes to engage in future debt exchange transactions. Even if this Proposal 3 is approved, it is possible that the Company may need to seek additional stockholder approvals to cover future equity issuances to Citadel or other holders of its Outstanding Notes.  For additional information regarding the dilution to stockholders, see “Overview – Risk Factors- Risks Relating To Proposals 1, 2 and 3.”

In the past six months the closing price of the Company’s Common Stock has ranged from $0.59 to $2.58.  Due to the volatility of the trading price of the Company’s Common Stock and the Outstanding Notes, the Company cannot predict the number of shares that would be issued in these exchange transactions, the effective purchase price it would be obligated to pay for Outstanding Notes in these exchange transactions or the market price of its Common Stock on the dates on which it enters into these exchange transactions.  Depending on market conditions, the Company may enter into these exchange transactions periodically over time for as much of the principal amount of the Outstanding Notes as possible within the limits of this approval.  In addition, the Company may use any available authorized but unissued shares to conduct exchange transactions in circumstances where the exchange transactions do not require stockholder approval under the NASDAQ rules.  Therefore, the Company may issue in the aggregate more than 365 million shares of Common Stock, or securities convertible into or exchangeable or exercisable for Common Stock in future debt exchanges.

In order to take advantage of any opportunity that arises to exchange the Outstanding Notes and reduce its indebtedness, the Company is asking you to approve the issuance of shares of Common Stock for use in exchange transactions involving Outstanding Notes, on such terms and conditions that the Board of Directors, in its discretion, considers favorable to the Company.

Vote Required and Board of Directors’ Recommendation

The affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy and voting on the matter is necessary under Rule 5635(e)(4) of the NASDAQ Marketplace Rules to approve the potential issuance of Common Stock in debt exchange transactions under the applicable provisions of NASDAQ Marketplace Rule 5635.  Accordingly, failure to vote and broker non-votes will not affect whether this proposal is approved, but an abstention will have the same effect as a vote against the proposal.

The  E*TRADE Board of Directors recommends that stockholders vote FOR the approval of the issuance of Common Stock, or securities convertible into or exchangeable or exercisable for Common Stock, in connection with in future debt exchange transactions in an amount up to 365 million shares of Common Stock under the applicable provisions of NASDAQ Marketplace Rule 5635.

PROPOSAL 4.  ADJOURNMENT, POSTPONEMENT OR CONTINUATION OF
THE SPECIAL MEETING

Proposal

If at the Special Meeting, the number of shares of the Company’s Common Stock present or represented and voting in favor of Proposals 1, 2 or 3 is insufficient to approve the Proposals, the Company’s management may move to adjourn, postpone or continue the Special Meeting in order to enable its Board of Directors to continue to solicit additional proxies in favor of Proposals 1, 2 or 3.  In that event, you will be asked to vote only upon the adjournment, postponement or continuation proposal and not on any other Proposals.

In this proposal, the Company is asking you to authorize the holder of any proxy solicited by its Board of Directors to vote in favor of adjourning, postponing or continuing the Special Meeting and any later adjournments.  If the Company’s stockholders approve the adjournment, postponement or continuation proposal, the Company could adjourn, postpone or continue the Special Meeting, and any adjourned session of the Special Meeting, to use the additional time to solicit additional proxies in favor of Proposals 1, 2 or 3, including the solicitation of proxies from stockholders that have previously voted against the Proposals.  Among other things, approval of the adjournment, postponement or continuation proposal could mean that, even if proxies representing a sufficient number of votes against the other Proposals have been received, the Company could adjourn, postpone or continue the Special Meeting without a vote on the other Proposals and seek to convince the holders of those shares to change their votes to votes in favor of the approval of the Proposals.

Vote Required and Board of Directors’ Recommendation

The adjournment, postponement or continuation proposal requires that holders of more of the Company’s shares vote in favor of the adjournment, postponement or continuation proposal than vote against the proposal.  Accordingly, abstentions and broker non-votes will have no effect on the outcome of the proposal.  No proxy that is specifically marked AGAINST Proposals 1, 2 or 3 will be voted in favor of the adjournment, postponement or continuation proposal, unless it is specifically marked FOR the discretionary authority to adjourn, postpone or continue the Special Meeting to a later date.

The E*TRADE Board of Directors recommends that stockholders vote FOR the proposal to adjourn, postpone or continue the Special Meeting.

ADVISORY RESOLUTION ON STOCKHOLDER RIGHTS PLAN

The Company is seeking a stockholder vote on a non-binding resolution to retain until its scheduled expiration the Rights Agreement, dated of July 9, 2001, as amended, between the Company and American Stock Transfer and Trust Company, (the “Stockholder Rights Plan”), subject to earlier termination or amendment in accordance with the Stockholder Rights Plan.

Background

The Stockholder Rights Plan was adopted in 2001 by the Board of Directors.  It works through the distribution to stockholders of securities (called “rights”) that would cause substantial dilution to an acquiror if the acquiror obtains ownership of more than 10% of the Company’s Common Stock or engages in an unsolicited takeover attempt that would result in greater than 10% ownership.  The Board is permitted to redeem the rights at a nominal cost to facilitate an acquisition that the Board regards as advantageous to stockholders.  The Company’s Board of Directors in the past has permitted ownership positions in excess of the 10% threshold by SOFTBANK America, Inc., an early investor in the Company, and Citadel (up to the amount of its existing investment plus approximately 25 million additional shares of Common Stock).

Companies typically adopt stockholder rights plans to deter the accumulation of shares by bidders to achieve a position of substantial influence, or even control, without paying stockholders a control premium.  Stockholder rights plans are intended to give company boards of directors negotiating leverage in such situations and to assure that all stockholders are treated equally in an acquisition of the company.

In recent years, rights plans have been criticized for their anti-takeover effect and for being unfriendly to investors and on the grounds that they entrench management.  Many companies, under pressure from investors, have terminated their rights plans.  For example, according to Shark.Repellant.net, the percentage of S&P 500 companies that had a rights plan in effect at year-end 2008 is 21%, compared to 45% and 57% at year-end 2005 and 2003, respectively.  It is worth noting, however, that boards of directors of companies without a stockholder rights plan in effect, for the most part, have the ability to adopt one very rapidly and without stockholder approval if, in the exercise of their fiduciary duties, the directors determine that it is in the best interest of their stockholders.

Reason for Request for Stockholder Vote

Neither the Company’s Bylaws nor other governing documents or applicable law require a stockholder vote to retain the Stockholder Rights Plan. As part of the final negotiations leading to the Debt Exchange and the Public Equity Offering, Citadel requested that the Company either terminate the Stockholder Rights Plan or to, at a minimum, exempt Citadel and its affiliates from being covered by the Stockholder Rights Plan.  Conversely, the Company’s Board of Directors requested that Citadel agree to certain arrangements to freeze the amount of Citadel’s Common Stock ownership and to provide contractually that non-Citadel directors be permitted to represent the stockholders other than Citadel in connection with a range of affiliate and control-related transactions.  Neither party agreed to these arrangements.  Instead the Board and Citadel agreed, as a matter of good corporate governance, to seek a non-binding advisory vote of its stockholders to assist the Board in determining whether to retain the Stockholder Rights Plan.

After completion of the Public Equity Offering, Citadel owns approximately 16% of the Company’s common shares.  Following the Debt Exchange, based on the results of the Early Tender Period, the Company estimates that the Common Stock owned by Citadel, together with the Common Stock issuable on conversion of the securities acquired by Citadel in the Debt Exchange, ignoring the prohibitions on conversion of these securities imposed by agreements Citadel currently has with the OTS, will represent approximately 49% of the Company’s Common Stock on a fully diluted basis.  Citadel’s interests as a significant creditor and largest stockholder of the Company may be different from the interests of the Company’s other stockholders.  Citadel is currently subject to certain rules of the OTS regarding rebuttal of control over thrifts and thrift holding companies.  If these rules change, or if Citadel receives a waiver or decides to become a thrift holding company, it will be in a position to elect a substantial number of directors and to control, or substantially impact, corporate policy.

Citadel has advised the Company that it will vote the shares of Common Stock it owns representing no more than 9.9% of the shares of Common Stock outstanding and entitled to vote at the Special Meeting to TERMINATE the Stockholder Rights Plan and has agreed contractually to vote the balance of the shares of Common Stock it owns in the same proportions as the votes cast by all other stockholders.

The outcome of the advisory vote on whether the Company should retain the Stockholder Rights Plan until its scheduled expiration on July 9, 2011 or terminate the Stockholder Rights Plan will not be binding on the Board of Directors.  Therefore, there is no “required vote” on this non-binding resolution.  The Board of Directors, in the exercise of its fiduciary duties, will consider the outcome of the advisory vote in determining whether to retain or terminate the Stockholder Rights Plan following such vote.

The E*TRADE Board of Directors makes NO RECOMMENDATION as to how stockholders should vote on the non-binding resolution whether to retain the Stockholder Rights Plan until its scheduled expiration on July 9, 2011 or terminate the Stockholder Rights Plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of the Company’s Common Stock as of June 26, 2009 by (i) each director; (ii) each executive officer listed in the Summary Compensation Table in the Company’s Definitive Proxy Statement on Schedule 14A for the 2009 annual meeting of stockholders filed with the SEC on April 24, 2009; (iii) all current directors and executive officers as a group; and (iv) each person who is known to the Company to beneficially own more than 5% of the outstanding shares of the Common Stock of the Company.  All shares are subject to the named person’s sole voting and investment power except where otherwise indicated.

Name and Address of Beneficial Owner (1)	Number of Shares of Common Stock Beneficially Owned	Percent of Common Stock Beneficially Owned (2)
Directors and Executive Officers:
Donald H. Layton (3)	5,226,722	*
Bruce P. Nolop (4)	545,171	*
Michael Curcio (5)	1,266,578	*
Greg Framke (6)	1,269,224	*
Nicholas Utton (7)	1,119,615	*
R. Jarrett Lilien (8)	245,938	*
Robert J. Simmons (9)	574,042	*
Matthew Audette (10)	325,824	*
Robert A. Druskin (11)	233,162	*
Ronald D. Fisher (12)	277,277	*
Kenneth C. Griffin (13)	180,072,820	16.14%
George A. Hayter (14)	489,940	*
Frederick W. Kanner (15)	133,162	*
Michael K. Parks (16)	166,904	*
C. Cathleen Raffaeli (17)	152,111	*
Lewis E. Randall (18)	1,553,213	*
Joseph L. Sclafani (19)	25,295	*
Donna L. Weaver (20)	308,661	*
Stephen H. Willard (21)	191,879	*
All directors and current executive officers as a group (15 persons)	193,031,734	17.31%
5% Stockholders:
Citadel Investment Group, L.L.C. (22) 131 S. Dearborn Street, 32nd Floor Chicago, Illinois 60603	180,072,820	16.14%

_________________________

*	Less than 1%

(1)	Unless otherwise noted, all addresses are c/o E*TRADE Financial Corporation, 135 E. 57th Street, New York, New York 10022.

(2)
Based on 1,115,429,538 shares outstanding on June 26, 2009.  See “Proposal 2.  Increase In Authorized Shares Of Common Stock – Reason for Request for Stockholder Approval and Impact on Stockholders of Approval or Disapproval of this Proposal” for a discussion of shares issued and outstanding or reserved for issuance and commitments to issue shares as of June 26, 2009.  Shares of Common Stock subject to options that are exercisable within 60 days of June 26, 2009 are deemed beneficially owned by the person holding such options for the purpose of computing the percentage of ownership of such person but are not treated as outstanding for the purpose of computing the percentage of any other person.

(3)
Includes 450,088 shares of unvested restricted Common Stock subject to the Company’s right of repurchase and 3,462,040 shares of Common Stock issuable upon exercise of vested stock options exercisable within 60 days of June 26, 2009.

(4)	Includes 545,171 shares of unvested restricted Common Stock subject to the Company’s right of repurchase.

(5)
Includes 804,689 shares of unvested restricted Common Stock subject to the Company’s right of repurchase and 415,542 shares of Common Stock issuable upon the exercise of vested stock options exercisable within 60 days of June 26, 2009.

(6)
Includes 729,247 shares of unvested restricted Common Stock subject to the Company’s right of repurchase and 479,796 shares of Common Stock issuable upon exercise of vested stock options exercisable within 60 days of June 26, 2009.

(7)
Includes 582,134 shares of unvested restricted Common Stock subject to the Company’s right of repurchase and 450,103 shares of Common Stock issuable upon exercise of the vested stock options exercisable within 60 days of June 26, 2009.

(8)
Based on information most recently available to the Company.  Mr. Lilien resigned from employment with the Company effective April 22, 2008.  Includes 245,938 outstanding stock options which will expire on April 22, 2009.

(9)
Based on the information most recently available to the Company.  Mr. Simmons resigned from employment with the Company effective May 6, 2008.  Includes 543,250 outstanding stock options which will expire on May 6, 2009.

(10)
Includes 297,161 shares of unvested restricted Common Stock subject to the Company’s right of repurchase and 205,049 shares of Common Stock issuable upon exercise of vested stock options exercisable within 60 days of June 26, 2009.

(11)
Includes 20,291 shares of unvested restricted Common Stock subject to the Company’s right of repurchase and 10,000 shares of Common Stock issuable upon exercise of vested stock options exercisable within 60 days of June 26, 2009.

(12)
Includes 20,291 shares of unvested restricted Common Stock subject to the Company’s right of repurchase and 198,592 shares of Common Stock issuable upon the exercise of vested stock options exercisable within 60 days of June 26, 2009.

(13)
Includes shares beneficially owned by Citadel Investment Group, L.L.C. (“Citadel Investment Group”), which is controlled by Mr. Griffin.  See footnote 22.  Mr. Griffin was appointed to the Company’s Board of Directors effective on June 8, 2009.

(14)
Includes 20,291 shares of unvested restricted Common Stock subject to the Company’s right of repurchase and 190,348 shares of Common Stock issuable upon the exercise of vested stock options exercisable within 60 days of June 26, 2009.

(15)
Includes 20,291 shares of unvested restricted Common Stock subject to the Company’s right of repurchase and 10,000 shares of Common Stock issuable upon exercise of vested stock options exercisable within 60 days of June 26, 2009.

(16)
Includes 20,291 shares of unvested restricted Common Stock subject to the Company’s right of repurchase and 112,939 shares of Common Stock issuable upon exercise of vested stock options exercisable within 60 days of June 26, 2009.

(17)
Includes 20,291 shares of unvested restricted Common Stock subject to the Company’s right of repurchase and 112,939 shares of Common Stock issuable upon exercise of vested stock options exercisable within 60 days of June 26, 2009.

(18)
Includes 637,100 shares held by Lewis or Martha Randall, as Trustees of the Lewis E. and Martha E. Randall Living Trust dated August 16, 1984.  Includes 220,000 shares held solely by Mr. Randall’s wife.  Mr. Randall disclaims beneficial ownership of such shares.  Also includes 20,291 shares of unvested restricted Common Stock subject to the Company’s right of repurchase and 170,000 shares of Common Stock issuable upon exercise of vested stock options exercisable within 60 days of June 26, 2009.

(19)	Includes 25,295 shares of unvested restricted Common Stock subject to the Company’s right of repurchase.

(20)
Includes 20,291 shares of unvested restricted Common Stock subject to the Company’s right of repurchase and 90,000 shares of Common Stock issuable upon exercise of vested stock options exercisable within 60 days of June 26, 2009.

(21)
Includes 20,291 shares of unvested restricted Common Stock subject to the Company’s right of repurchase and 125,000 shares of Common Stock issuable upon exercise of vested stock options exercisable within 60 days of June 26, 2009.

(22)
These securities are owned by various individual and institutional investors for which Citadel Investment Group serves as investment adviser with power to direct investments and/or sole power to vote the securities.  For purposes of the reporting requirements of the Securities Exchange Act of 1934 Citadel Investment Group is deemed to be a beneficial owner of such securities; however, Citadel expressly disclaims that it is, in fact, the beneficial owner of such securities.  The number of shares is based on Amendment No. 10 to Schedule 13D as filed by Citadel Investment Group and its affiliated reporting persons with the Securities and Exchange Commission on June 22, 2009.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

The Company files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that the Company files at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a website at www.sec.gov, from which interested persons can electronically access the Company’s SEC filings.

The SEC allows the Company to “incorporate by reference” certain information the Company files with it, which means that the Company can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this proxy statement, and information that the Company files later with the SEC will automatically update and supersede previously filed information, including information contained in this document. The Company incorporates by reference its Current Reports on Form 8-K filed with the SEC on May 14, 2009 and the following sections of its Annual Report on Form 10-K for the fiscal year ended December 31, 2008, filed with the SEC on February 26, 2009 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, filed with the SEC on May 5, 2009, which include the information required by Item 13(a) of Schedule 14A: “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Consolidated Financial Statements,” “Notes to Consolidated Financial Statements,” “Quantitative and Qualitative Disclosures about Market Risk” and “Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.” Representatives of Deloitte & Touche LLP, the Company’s principal accountants, are not expected to be available to answer questions of stockholders.

The Company is incorporating by reference into this document important business and financial information that is not included in or delivered with this document. This information is available without charge to security holders upon written or oral request.

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of reports, proxy statements or other information concerning the Company, without charge, by written or telephonic request directed to the Corporate Secretary at 135 East 57th Street, New York, New York 10022 or 646-521-4406.  If you would like to request documents, please do so by [   ], 2009, in order to receive them before the Special Meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR
THE SPECIAL MEETING OR STOCKHOLDERS TO BE HELD ON [  ], AUGUST[  ], 2009.

The proxy statement is available at http://www.investor.etrade.com.

OTHER MATTERS

Management does not know of any matters to be presented at this Special Meeting of Stockholders other than those set forth herein and in the Notice accompanying this Proxy Statement.

COMMON STOCK

PROXY FOR SPECIAL MEETING OF STOCKHOLDERS
AUGUST [  ], 2009
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Donald H. Layton, Bruce P. Nolop, and Karl A. Roessner and each or any of them as Proxies of the undersigned, with full power of substitution, and hereby authorizes them to represent and to vote, as designated below, all of the shares of Common Stock of E*TRADE Financial Corporation, held of record by the undersigned on June 26, 2009 at the Special Meeting of Stockholders of E*TRADE Financial Corporation to be held August [  ], 2009, or at any postponement or adjournment thereof.

1.
To amend Article FOURTH of the Company’s Restated Certificate of Incorporation to increase the number of authorized shares of common stock, par value $0.01, from 1,200,000,000 to 4,000,000,000 (and, correspondingly, increase the total number of authorized shares of capital stock from 1,201,000,000 to 4,001,000,000);

/__/  FOR                                      /__/  AGAINST                                           /__/  ABSTAIN

2.
To approve under the applicable provisions of NASDAQ Marketplace Rule 5635 the issuance of Class A Senior Convertible Debentures due 2019 and Class B Senior Convertible Debentures due 2019 and the issuance of common stock issuable upon conversion of the Class A Senior Convertible Debentures due 2019 and Class B Senior Convertible Debentures due 2019 in connection with the proposed debt exchange transaction described in the proxy statement;

/__/  FOR                                      /__/  AGAINST                                           /__/  ABSTAIN

3.
To approve under the applicable provisions of NASDAQ Marketplace Rule 5635 the potential issuance of common stock, or securities convertible into or exchangeable or exercisable for common stock, in connection with future debt exchange transactions described in the proxy statement in an amount up to 365 million shares; and

/__/  FOR                                      /__/  AGAINST                                           /__/  ABSTAIN

4.	To adjourn, postpone or continue the Special Meeting.

/__/  FOR                                      /__/  AGAINST                                           /__/  ABSTAIN

5.      Non-binding resolution on whether to retain the Company’s Stockholder Rights Plan until its scheduled expiration on July 9, 2011 or terminate the Stockholder Rights Plan.

/__/  RETAIN RIGHTS PLAN               /__/  TERMINATE RIGHTS PLAN              /__/  ABSTAIN

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF PROPOSALS 1, 2, 3 AND 4.  THE BOARD OF DIRECTORS MAKES NO RECOMMENDATION WITH REGARD TO THE ADVISORY RESOLUTION IN ITEM 5.  THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED STOCKHOLDER.  IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR EACH OF THE ABOVE PROPOSALS.

PLEASE SIGN EXACTLY AS YOUR NAME(S) IS (ARE) SHOWN ON THE SHARE CERTIFICATE TO WHICH THE PROXY APPLIES.  WHEN SHARES ARE HELD BY JOINT TENANTS, BOTH SHOULD SIGN.  WHEN SIGNING AS AN ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH.  IF A CORPORATION, PLEASE SIGN IN FULL CORPORATE NAME BY PRESIDENT OR OTHER AUTHORIZED OFFICER.  IF A PARTNERSHIP, PLEASE SIGN IN PARTNERSHIP NAME BY AUTHORIZED PERSON.

Dated: _____________________, 2009

__________________________________
(Signature)
__________________________________
(Additional signature if held jointly)

PLEASE COMPLETE, SIGN AND DATE THIS PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.